(logo)WELLS

FARGO

Corporate Trust Services

N9300-070

600 S 4th Street, 7th Floor

Minneapolis, MN 55415-1526

jane.e.labouliere@wellsfargo.com

Annual Statement of Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all its Corporate Trust Services business to Computershare Trust Company, N.A. ("Computershare Trust Company"), Computershare Delaware Trust Company, and Computershare Limited. During the calendar year ending December 31, 2022, for most transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to Computershare Trust Company or an affiliate and performed virtually all of its obligations through Computershare Trust Company as its agent. During the calendar year ending December 31, 2022, for the remaining transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare Trust Company (the "2022 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2022 Transferred Role(s) Transactions, Wells Fargo Bank, N.A. remained in the related role and performed virtually all its obligations through Computershare Trust Company as its agent. On and after the date of transfer for the 2022 Transferred Role(s) Transactions, Computershare Trust Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for which Wells Fargo Bank, N.A. remained in the related role (performing virtually all its obligations through Computershare Trust Company as its agent). Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies either (i) as of and for the year ending December 31, 2022 (the "Full-Year Reporting Period") or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto, (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period"), in each case as applicable, as follows:

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company during the Reporting Period, has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company, has fulfilled all its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

March 1, 2023

/s/ Jane Labouliere

Jane Labouliere

Senior Vice President

/s/ Robin A. Phelan

Robin A. Phelan

Vice President

© 2023 Wells Fargo Bank, N.A. All rights reserved.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Reporting Period
UBS Commercial Mortgage
Trust 2017-C1 Commercial
Mortgage Pass-Through	Pooling and
Certificates Series 2017-C1	Servicing		Certificate	01/01/2022 -
	Agreement	06/01/2017	Administrator	12/31/2022

Material Instance(s) of Non-Compliance

List of exemptions for UBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1 :

On December 16, 2022, Computershare Trust Company, N.A. made a distribution (the "December Distribution") to the holders of the certificates of UBS Commercial Mortgage Trust 2017-C1 Commercial Mortgage Pass-Through Certificates Series 2017-C1. The December Distribution contained a payment totaling approximately $163,964 to a holder of the class D-RR certificate that did not hold such class on the related record date due to a transfer of holdings. Correspondingly, the transferee of such holdings, did not receive any payment even though it held the D_RR Certificates on the related record date. The payment error resulted from an administrative error during the processing of the transfer for the class D-RR certificate. The impact of this error was limited to the December Distribution.

On December 23, 2022, Computershare distributed to the underpaid holder the funds received from the overpaid holder. In an effort to prevent further similar payment errors, Computershare Trust Company, N.A. has updated is certificate transfer control procedures.